Press Release

Exhibit 99.1

Vuzix Reports 4Q and Full Year Results

Smart glasses revenue increased 27% year-over-year

ROCHESTER, N.Y., March 1, 2022 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its fourth quarter and full year financial results for the year ended December 31, 2021.

“We reported solid growth in smart glasses revenue in 2021, but more importantly, it was year of significant advancement for us in terms of both industry adoption and company development,” said Paul Travers, President and CEO. “The mainstream adoption of AR has been projected for years and in 2021 we finally started to see a definitive shift toward enterprise adoption as evidenced by the receipt of repeat orders as well as traction from additional market segments that commenced smart glasses purchases. Our smart glasses revenue growth last year was driven by use cases that spanned healthcare, industry 4.0 and, in the latter half of the year, the logistics and supply chain verticals. We also witnessed the expanding global awareness of what the Metaverse is and what it can bring to enterprise productivity, which will only help to accelerate adoption going forward.”

“At the same time, Vuzix took many actions to ready the company for its next chapter of growth supported by clear evidence of broader adoption across key market segments. With two new products recently announced, we have rounded out one of the industry’s broadest and most competitive product lineups. We successfully launched our global sales channel program, which drove the expansion of AR enterprise-focused resellers putting our products in front of new customers. Lastly, we solidified our balance sheet, which in turn allowed us to make critical investments in staff, core technology, and infrastructure as we expand our capabilities and global footprint to meet demand,” concluded Mr. Travers.

The following table compares condensed elements of the Company’s summarized Consolidated Statements of Operations data for the fourth quarters and years ended December 31, 2021 and 2020, respectively. Readers should refer to our Form 10-K for the year ended December 31, 2021 for additional information as well as disclosure of important risk factors:

	Three Months Ended December 31, (unaudited - in 000s)		Twelve Months Ended December 31, (audited - in 000s)
	2021	2020	2021	2020

Sales:
Sales of Products	$3,127	$3,688	$12,785	$10,081
Sales of Engineering Services	187	546	380	1,500
Total Sales	3,314	4,233	13,165	11,581
Cost of Products and Eng. Services	3,106	3,531	10,714	9,654
Gross (Loss) Profit	209	703	2,451	1,928

Operating Expenses:
Research and Development	3,624	1,874	11,675	7,568
Selling and Marketing	1,951	1,154	6,119	4,040
General and Administrative	10,937	1,942	22,503	6,915
Depreciation and Amortization	417	535	1,870	2,458
Loss on Fixed Asset Disposal	100	-	184	-
Impairment of Patents and Trademarks	14	-	80	74
Total Operating Expenses	17,043	5,505	42,431	21,055

Loss from Operations	(16,834)	(4,802)	(39,980)	(19,127)

Total Other Income (Expense)	(178)	1,211	(397)	1,175

Net Loss	$(17,013)	$(3,591)	$(40,377)	$(17,952)
Loss per Share after accrued but not paid Preferred Dividends	$(0.27)	$(0.09)	$(0.66)	$(0.53)

Full Year 2021 Financial Results

For the full year ended December 31, 2021, total revenues were $13.2 million, an increase of 14% over the comparable period in 2020. The increase in revenues for the year was due to higher sales of smart glasses, which increased 27% for the year.

There was an overall gross profit of $2.6 million for the full year ended December 31, 2021, before a $0.5 million inventory reserve for obsolescence, as compared to overall gross profit of $2.0 million for the same period in 2020, before a $1.3 million inventory reserve for obsolescence.

The gross profit increase before obsolescence reserves was primarily due to a combination of higher sales of smart glasses and higher gross margins realized on smart glasses sales.

Research and Development expense was $11.7 million for the full year ended December 31, 2021 compared to $7.6 million for the comparable 2020 period, an increase of 54% largely due to a $2.5 million increase in salary and salary benefits related expenses, of which $0.9 million was related to non-cash stock-based compensation and an increase of $1.2 million in external development expenses primarily related to Shield smart glasses development.

Selling and Marketing expense was $6.1 million for the full year ended December 31, 2021 compared to $4.0 million for the comparable 2020 period, an increase of 51% that was largely driven by a $1.1 million increase in salary and salary benefits related expenses, of which $0.4 million was related to non-cash stock-based compensation.

General and administrative expense was $22.5 million for the full year ended December 31, 2021 compared to $6.9 million for the comparable 2020 period, an increase of 225%. The increase was largely due to a $13.5 million increase in salary and salary benefits related expenses, of which $12.7 million was related to non-cash stock-based compensation, primarily related to the Company’s Long-term Incentive Plan, which was implemented in the first quarter of 2021.

The net loss for the full year ending December 31, 2021 was $40.4 million or $0.66 cents per share versus a net loss of $18.0 million or $0.53 for the same period in 2020.

Net cash operating loss after adding back non-cash adjustments for the full year of 2021 was $20.0 million as compared to the prior year’s total loss of $12.5 million.

As of December 31, 2021, the Company maintained cash and cash equivalents of $120 million and an overall working capital position of $133 million.

Fourth Quarter 2021 Financial Results

For the three months ended December 31, 2021, total revenues were $3.3 million, a 22% decrease over the prior year’s period. The decrease was due to lower sales of both smart glasses products and engineering services.

There was an overall gross profit of $0.7 million for the three months ended December 31, 2021, before a $0.5 million inventory reserve for obsolescence, as compared to gross profit of $1.0 million for the same period in 2020, before a $0.8 million inventory reserve for obsolescence.

Research and Development expense was $3.6 million for the three months ended December 31, 2021 versus $1.9 million for the comparable 2020 period.

Selling and Marketing expense was $2.0 million for the three months ended December 31, 2021 versus $1.2 million for the comparable 2020 period.

General and administrative expense for the three months ended December 31, 2021 was $10.9 million versus $1.9 million for the comparable 2020 period.

Net cash operating loss after adding back non-cash adjustments for the fourth quarter of 2021 was $5.7 million, as compared to the prior period’s equivalent loss total of $2.3 million.

Management Outlook

“We expect the adoption acceleration we began to see in 2021 to lead to larger orders coming from repeat and, in some cases very large, customers to support significant deployments in terms of units and dollar value. This developing trend, although highly encouraging, was not broad-based last year, as many customers continued to delay orders due to COVID-19 operational business issues. Thus far in 2022, however, we are seeing businesses across the globe start to resemble a more normal profile. As a result, we are well-positioned to achieve significant year-over-year revenue growth in 2022 driven primarily by this accelerating smart glasses demand, but also by several opportunities within our OEM business group,” said Mr. Travers. “At the same time, we will continue to evolve our technologies and products lines to further solidify our position as the go-to solutions provider within our industry.”

“While we will continue to invest in our staff, core technology, and infrastructure in 2022, we recognize and believe that the market is significantly undervaluing Vuzix as a disruptive technology company that is focused on AR technologies and products for the enterprise and broader markets. The Vuzix Board of Directors agrees with this assessment and consequently has requested management to investigate up to a $25 million share buyback program over the next 12 months,” concluded Mr. Travers.

Conference Call Information

Date: Monday, March 1, 2022

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://themediaframe.com/mediaframe/webcast.html?webcastid=9s2PlKBk.

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers, Chief Financial Officer Grant Russell, and Chief Operating Officer Pete Jameson, who together will discuss business, operational and financial highlights for the fourth quarter and full year ended December 31, 2021.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on March 1, 2022, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13727148.

About Vuzix Corporation

Vuzix is a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 244 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2022 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, and Tokyo, Japan. For more information, visit the Vuzix website,  Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, R&D project successes, smart glass pilot to roll-out conversion rates, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com